UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

WECAST NETWORK, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 14, 2017, Wecast Network, Inc. (the “Company”), through its PRC subsidiary Shanghai Blue World Investment Management Consulting Limited (“SVG WFOE”), entered into a Capital Increase Agreement (the “Capital Increase Agreement”) with Guizhou Sun Seven Stars Technology Company Limited, a PRC company (“GZSSS”), which is an affiliate of the Company’s chairman Bruno Wu and Wecast Media Group Limited (formerly known as Sun Seven Stars Hong Kong Cultural Development Limited), a Hong Kong company, one of the Company’s largest shareholders, controlled by Bruno Wu.

Pursuant to the terms of the Capital Increase Agreement, Guizhou Sun Seven Stars Technology Trading Platform Limited (“GZ”), a PRC company formed in February 2017 and currently 100% owned by SVG WFOE, will issue new shares equal to 94.12% of its equity to GZSSS in exchange for RMB 80 million (approximately $11.6 million). The total registered capital of GZ will be RMB 85 million (approximately $12.3 million). The parties will share the dividends and other profits of GZ at a ratio of 70% to the Company and 30% to GZSSS.

In addition, the Company will have the right to appoint two of GZ’s three board members, the chairman of the board and the chief executive officer. GZSSS will have the right to appoint one board member, the supervisor and the chief financial officer.

GZ is a company created to be (i) a technology based IP exchange platform that generates brand licensing opportunities and value added business data acquisition to support the Company’s B2B business, and (ii) a technology and operating company that acquires and analyses big data extracted from international trade and financing to drive Artificial Intelligence based services, utilizing a PaaS (Platform as a Service) and SaaS (Software as a Service) infrastructure.

The foregoing description of the Capital Increase Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which will be filed as exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WECAST NETWORK, INC.

Date: March 20, 2017	By:	/s/ Bing Yang
Bing Yang
Chief Executive Officer